UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Associated Banc-Corp

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 9, 2011

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 26, 2011, at the Fort Howard Theater — Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin. We will again present an economic/investment update beginning at 10:00 a.m. Associated’s Wealth Management professionals will provide an update on the equity market and interest rate environment.

This year, we are taking advantage of the Securities and Exchange Commission rules allowing companies to provide their shareholders with access to proxy materials over the Internet. On or about March 9, 2011, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders informing them that our Proxy Statement, 2010 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast and efficient manner.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

We always appreciate your input and interest in Associated Banc-Corp. Please e-mail comments or questions to shareholders@associatedbank.com.

Sincerely,

William R. Hutchinson
Chairman of the Board

Philip B. Flynn
President and CEO

1200 Hansen Road
Green Bay, Wisconsin 54304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 26, 2011

Holders of Common Stock of Associated Banc-Corp:

The Annual Meeting of Shareholders of Associated Banc-Corp will be held at the Fort Howard Theater — Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin, on Tuesday, April 26, 2011, at 11:00 a.m. (CDT) for the purpose of considering and voting on:

1.	The election of eleven directors. The Board of Directors’ nominees are named in the accompanying Proxy Statement.

2.	The approval of an advisory (non-binding) proposal on executive compensation.

3.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2011.

4.	Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed March 2, 2011, as the record date for determining the shareholders of Associated Banc-Corp entitled to notice of and to vote at the meeting, and only holders of Common Stock of Associated Banc-Corp of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

Brian R. Bodager
Executive Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary

Green Bay, Wisconsin
March 9, 2011
YOUR VOTE IS IMPORTANT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2011:

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ONLINE AT WWW.PROXYDOCS.COM/ASBC.

YOU CAN ALSO VOTE BY TELEPHONE AT 1-866-390-6276.

IF YOU DO NOT VOTE BY USING THE INTERNET OR THE TELEPHONE, YOU ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY USING THE INTERNET OR THE TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

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1200 Hansen Road
Green Bay, Wisconsin 54304

PROXY STATEMENT
ANNUAL MEETING — APRIL 26, 2011

Information Regarding Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp, hereinafter called “Associated,” to be voted at the Annual Meeting of Shareholders on Tuesday, April 26, 2011, and at any and all adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2011.

Securities and Exchange Commission (“SEC”) rules allow us to change the way we make our proxy statement and other annual meeting materials available to you. On or about March 9, 2011, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our shareholders advising them that this Proxy Statement, the 2010 Annual Report and voting instructions can be accessed over the Internet at www.proxydocs.com/asbc. You may then access these materials and vote your shares over the Internet or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must request one over the Internet at www.investorelections.com/asbc, by calling toll free 1-866-648-8133, or by sending an e-mail to paper@investorelections.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 12, 2011 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

The cost of solicitation of proxies will be borne by Associated. In addition to such solicitation by mail, some of the directors, officers, and employees of Associated may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained D.F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay D.F. King & Co., Inc. up to $12,000 plus its out-of-pocket expenses for these services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

VOTE BY INTERNET — www.proxyvote.com.  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Notice regarding the availability of proxy materials or proxy card if you have requested paper copies of the proxy materials in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet, please do not mail your proxy card.

VOTE BY TELEPHONE — 1-866-390-6276.  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your Notice regarding the availability of proxy materials or proxy card if you have requested paper copies of the proxy materials in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by two judges of election who are senior officers of Associated and who will determine whether or not a quorum is present. The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

Shareholders are urged to sign, date, and return the enclosed proxy card as promptly as possible in the envelope enclosed for that purpose. Shareholders of record can also give proxies using the Internet. The Internet voting procedures are designed to authenticate Associated’s shareholders’ identities, to allow Associated’s shareholders to give their voting instructions, and to confirm that Associated’s shareholders’ instructions have been recorded properly. Shareholders who wish to vote over the Internet should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any Associated shareholder of record desiring to vote over the Internet will be required to enter the unique control number imprinted on such shareholder’s Notice or proxy card and, therefore, should have their Notice or proxy card in hand when initiating the session. To vote over the Internet, log on to the website www.proxyvote.com, and follow the simple instructions provided. Instructions are also included on the Notice and proxy card.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Such proxies may not be revoked via the Internet. Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees as directors, “FOR” the approval of an advisory (non-binding) proposal on executive compensation, and “FOR” the ratification of selection of KPMG LLP as Associated’s independent registered public accounting firm.

The Corporate Secretary of Associated is Brian R. Bodager, 1200 Hansen Road, Green Bay, Wisconsin 54304.

Record Date and Voting Securities

The Board has fixed the close of business on March 2, 2011, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its common stock, $0.01 par value (“Common Stock”), of which 173,252,886 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting.

Each share of Common Stock is entitled to one vote on each matter. No other class of securities will be entitled to vote at the meeting.

Corporate Report and Form 10-K Annual Report

The Proxy Statement, the 2010 Corporate Report, and the 2010 Form 10-K Annual Report have been either mailed or made available online to shareholders of record. The 2010 Corporate Report and the 2010 Form 10-K Annual Report do not constitute a part of the proxy material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has the responsibility for establishing broad corporate policies and for the overall performance of Associated, although it is not involved in day-to-day operating details. Members of the Board are kept informed of Associated’s business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and committee meetings by officers of Associated.

Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance Committee’s conclusion that each nominee should serve as a director. The eleven nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Associated’s Corporate Governance Guidelines set forth procedures if a nominee is elected but receives a majority of “withheld” votes. In an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

The nominees have consented to serve, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the nominees.

The information presented below is as of March 9, 2011.

Nominees for Election to our Board

Philip B. Flynn	Director since 2009
Age: 53

Mr. Flynn is President and Chief Executive Officer of Associated since December 1, 2009. Prior to joining Associated, he served as Vice Chairman and Chief Operating Officer of Union Bank. During his nearly 30-year career with Union Bank, he held a broad range of executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking. He served as a member of Union Bank’s board of directors from 2004 to 2009. Mr. Flynn’s qualifications to serve as a director of Associated, Chairman of the Corporate Development Committee and a member of the Wealth Management and Trust Committee include managing several different functional areas throughout his career in commercial banking.

John F. Bergstrom	Director since 2010
Age: 64

John F. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom serves as a director of Kimberly-Clark Corporation, Wisconsin Energy Corporation and its wholly owned subsidiary Wisconsin Electric Power Company, Advance Auto Parts, and the Green Bay Packers, Inc. Mr. Bergstrom also served as a director of Sensient Technologies Corp. (through April 2006), Banta Corporation (through January 2007) and Midwest Air Group, Inc. (through June 2007). Mr. Bergstrom’s qualifications to serve as a director of Associated include his leadership experience as a chief executive officer of a successful retail sales business and public company board experience.

Ruth M. Crowley	Director since 2004
Age: 51

Ms. Crowley is a Principal of Innervisions Management, a consulting practice specializing in the retail business with a focus on brand development, marketing, merchandising, product and consumer segmentation, customer experience and business development in the U.S. and international markets since August 2007. She was the President of Motorsports Authentics, primary licensee designing and creating product for NASCAR drivers and teams with oversight responsibility for retail and wholesale businesses from March 2006 to August 2007. Previously, she was Vice President and General Merchandise Manager for Harley-Davidson from February 2000 through February 2006 with total revenues just under $1 billion. From 1998 to 2000, she was Senior Vice President with the Recreation Group of Universal Studios in California (Universal Theme Parks). She has held management positions in all sectors of the retail industry for over 25 years. She currently serves as Vice Chairman of the Board of Governors of the University of North Texas School of Retail, Merchandising and Hospitality Management. Ms. Crowley’s qualifications to serve as director of Associated and member of the Compensation and Benefits Committee, the Risk and Credit Committee and the Nominating and Search Committee include executive level experience and responsibility for significant and diverse business models. Her knowledge of the consumer business and experience in retail operations, marketing and brand development adds depth to the skills of the Board in retail strategy.

Ronald R. Harder	Director since 1991
Age: 67

Mr. Harder is presently retired. He served as the CEO of Jewelers Mutual Insurance Company, Neenah, Wisconsin, from 2005 to 2007, the President and CEO from 1982 until 2005, and was an officer since 1973. Jewelers Mutual Insurance Company is a mutual insurance company providing insurance coverage nationwide for jewelers in retail, wholesale, and manufacturing, as well as personal jewelry insurance coverage for individuals. Mr. Harder has served on several for-profit and non-profit boards of directors. He utilizes skills developed through his managerial experience over the course of his career in his service as a senior executive. His qualifications to serve as a director of Associated, Chairman of the Audit Committee and member of the Wealth Management and Trust Committee include serving as the CEO of Jewelers Mutual Insurance Company, one of the largest specialty-line underwriters of this type in the U.S.

William R. Hutchinson	Director since 1994
Age: 68

Mr. Hutchinson is Chairman of the Board since December 2009 and was Lead Director from April 2009 to December 2009. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and held the positions of Vice President — Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 through January 1999. Mr. Hutchinson also serves as an independent director and Chairman of the Audit Committees of 22 closed-end funds in the Legg Mason Inc. Fund Complex. Mr. Hutchinson’s qualifications to serve as Chairman of the Board of Directors of Associated, member of the Audit Committee, the Corporate Development Committee, the Corporate Governance Committee, and the Nominating and Search Committee include executive level responsibility for the financial operations of a large publicly traded company. He meets the requirements of an audit committee financial expert. Mr. Hutchinson has significant mergers and acquisitions experience.

Robert A. Jeffe	Director since 2011
Age: 60

Through January 2011, Mr. Jeffe served as Chairman of the Corporate Advisory Group in the Americas of Deutsche Bank Securities Inc., and as a member of its Global Client Executive Committee, where he had served since November 2004. Prior to joining Deutsche Bank, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and, during this time, he served as a member of GE Capital’s board of directors. Mr. Jeffe has more than 35 years of investment banking experience including positions at Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup). At these three firms, he served as Managing Director, Head of Global Energy and Natural Resources and a member of the Investment Banking Management Committee. In addition, at Morgan Stanley, he served as Co-Head of Global Corporate Finance. Mr. Jeffe’s qualifications to serve as a director of Associated include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions.

Eileen A. Kamerick	Director since 2007
Age: 52

Ms. Kamerick is Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank, since May 2010. From August 2008 to May 2010, she has served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States, with particular expertise in solar installations and greenroofs. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining BearingPoint, Inc., she served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick & Struggles International, Inc., an international executive search and leadership consulting firm, from June 2004 to May 2008. Ms. Kamerick served on the board of directors of The ServiceMaster Company from 2005 to 2007. She currently serves on the board of directors of Westell Technologies, Inc. Her qualifications to serve as a director of Associated and a member of the Audit Committee, the Corporate Development Committee, the Corporate Governance Committee and the Nominating and Search Committee include her executive level responsibilities for the financial operations of both public and private companies, and she is a frequent law school lecturer on corporate governance. She has formal training in law, finance and accounting and meets the requirements of an audit committee financial expert.

Richard T. Lommen	Director since 2004
Age: 66

Mr. Lommen is Chairman of the Board of Courtesy Corporation, a McDonald’s franchisee, located in La Crosse, Wisconsin. Prior to that, he served as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp, which was acquired by Associated in October 2004, since April 2002. His qualifications to serve as a director of Associated, Chairman of the Compensation and Benefits Committee, and a member of the Risk and Credit Committee include his successful small business/franchise ownership, his experience in all aspects of franchise ownership, particularly management and instruction of retail employees, and marketing and sales to consumers and his service as Vice Chairman of First Federal Capital Corp.

J. Douglas Quick	Director since 1991
Age: 64

Mr. Quick has served as Chairman of Lakeside Foods, Inc., Manitowoc, Wisconsin, since July 2008, and prior to that time served as Chairman and CEO of Lakeside Foods, Inc. from July 2007 to June 2008 and President and CEO of Lakeside Foods, Inc. from 1986 to June 2007. Lakeside Foods, Inc. is a food processor of a diverse line of food products sold throughout the United States and the world. Mr. Quick’s qualifications to serve as a director of Associated, Chairman of the Corporate Governance Committee, and a member of the Risk and Credit Committee, and the Nominating and Search Committee include 22 years of executive leadership experience as CEO and as a director of both public and private companies, including Lakeside Foods, Inc., and non-profit organizations, as well as an engineering background and management experience in the areas of manufacturing, strategic planning, mergers and acquisitions, and international business.

John C. Seramur	Director since 1997
Age: 68

Mr. Seramur is currently retired. He was President, CEO and Chief Operating Officer of First Financial Corporation, a thrift holding company that merged with Associated in 1997, and its subsidiary, First Financial Bank, from 1966 to 1998. He has been a director of Health Payment Systems, Inc. since 2008 and currently serves as Chairman of the Board, has been a director of Stars Design since 2007 and was a director of Vita Foods from 1999 to June 2007. His qualifications to serve as a director of Associated, Chairman of the Risk and Credit Committee and Chairman of the Wealth Management and Trust Committee include serving as the CEO of First Financial Corporation. He also served as Vice Chairman of Associated. He has experience managing mergers and acquisitions.

Karen T. Van Lith	Director since 2004
Age: 51

Ms. Van Lith (formerly Beckwith) is a principal of MKB CEO, LLC, a financial advisory and interim CEO services firm. She also serves as a director of Xata Corporation, a publicly-traded provider of fleet operations solutions to the transportation industry, since April 2010. Ms. Van Lith was President and CEO of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota, until its sale to Concur Technologies in October 2007. She joined Gelco in 1999 as the CFO of Gelco Information Network; she then served as Chief Operating Officer of the company’s Trade Management Group, a division of Gelco Information Network, and was named its President and CEO in 2001. Before joining Gelco, she was with Ceridian Corp. for four years, most recently as Senior Vice President for business development and integration with Ceridian Employer Services. Ms. Van Lith served as a director of CNS from 2003 to 2006. Her qualifications to serve as a director of Associated and a member of the Audit Committee and the Compensation and Benefits Committee include her education in finance and accounting. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She meets the requirements of an audit committee financial expert.

Director Qualifications

Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on Associated’s Board of Directors that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.

In its assessment of each potential director candidate, including those recommended by shareholders, the Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors the Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.

The Board and the Corporate Governance Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of the various qualifications, skills and experiences of the 2011 director nominees would contribute to an effective and well-functioning Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

Recommendation of the Board of Directors

The Board recommends that shareholders vote “FOR” the election of Mses. Crowley, Kamerick and Van Lith and Messrs. Flynn, Bergstrom, Harder, Hutchinson, Jeffe, Lommen, Quick and Seramur to the Board of Directors.

Affirmative Determinations Regarding Director Independence

Associated’s Board has considered the independence of the nominees for election at the Annual Meeting under the corporate governance rules of the Nasdaq Stock Market (“NASDAQ”). The Board has determined that all of the nominees are independent under the NASDAQ corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because of his service as an executive officer of Associated and not due to any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Committees and Meeting Attendance

In July 2010, all the directors of Associated Banc-Corp were elected to the Board of its two principal operating subsidiaries, Associated Bank, National Association (the “Bank”) and Associated Trust Company, National Association (the “Trust Company”). The directors succeeded senior executives who had served as the Board of the Bank and the Trust Company. The governance restructuring established a single governing body to advise and determine strategy for the organization, provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters. When considered holistically, the restructuring provides the governing body with an enterprise view of the organization.

The Board held 12 meetings during 2010. Each of the current directors who served on the Board during 2010 attended at least 85% of the total number of meetings of the Board and its committees of which they were members. The Board convened an executive session of its independent directors at all of its regular board meetings held in 2010. The Board has adopted Corporate Governance Guidelines, including a Code of Ethics for Directors and Executive Officers, which can be found on Associated’s website at www.associatedbank.com under “About Us,” “Investor Relations,” “Corporate Governance.” We will describe on our website amendments to or waivers from our Code of Ethics in accordance with all applicable laws and regulations. Associated’s executive officers, as employees of Associated, are also subject to the Employee Code of Conduct.

It is Associated’s policy that all of Associated’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2010 Annual Meeting of Shareholders were in attendance, with the exception of Mr. Bergstrom, who was appointed to the Board in December 2010 and Mr. Jeffe, who was appointed to the Board in February 2011.

The following table lists the current members of each of the committees and the number of meetings held by each committee during 2010.

Wealth
		Compensation	Corporate	Corporate	Nominating	Risk and	Management
Name	Audit	and Benefits	Development	Governance	and Search	Credit	and Trust

John F. Bergstrom
Ruth M. Crowley		X				X
Philip B. Flynn*			Chair				X
Ronald R. Harder	Chair						X
William R. Hutchinson(1)	X		X	X	X
Eileen A. Kamerick(1)	X		X	X	X
Robert A. Jeffe
Richard T. Lommen		Chair				X
J. Douglas Quick				Chair	Chair	X
John C. Seramur						Chair	Chair
Karen T. Van Lith(1)	X	X
Number of Meetings	19	10	0	7	5	12	2

*	Management

(1)	Financial Expert

The following summarizes the responsibilities of the various committees. The committee charters can be found on Associated’s website at www.associatedbank.com under “About Us,” “Investor Relations,” “Corporate Governance.”

Audit Committee

Under the terms of its charter, the Audit Committee of the Board of Directors (the “Audit Committee”) reviews the adequacy of internal accounting controls, reviews with the independent registered public accounting firm its plan and results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have free access to the Audit Committee at any time. The Audit Committee reviews and enforces the Code of Ethics for Directors & Executive Officers.

Compensation and Benefits Committee

Under the terms of its charter, the functions of the Compensation and Benefits Committee of the Board of Directors (the “Compensation and Benefits Committee”) include, among other duties directed by the Board, administration and oversight of Associated’s executive compensation and employee benefit programs. The Compensation and Benefits Committee also has responsibility for review and determination of director compensation.

Corporate Development Committee

Under the terms of its charter, the functions of the Corporate Development Committee of the Board of Directors (the “Corporate Development Committee”) include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.

Corporate Governance Committee

Under the terms of its charter, the functions of the Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”) include corporate governance oversight and review and recommendation for Board approval of Board and committee charters. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates.

Nominating and Search Committee

The Nominating and Search Committee, established in 2009 as a subcommittee of the Corporate Governance Committee (the “Nominating and Search Committee”), focused on the selection of our recently appointed independent directors, Messrs. Bergstrom and Jeffe.

Risk and Credit Committee

Under the terms of its charter, the primary responsibility of the Risk and Credit Committee of the Board of Directors (the “Risk and Credit Committee”) is oversight of credit, interest rate and liquidity risks. The Risk and Credit Committee also has oversight of operational, strategic, legal and reputational risks. The Risk and Credit Committee relies on management to establish appropriate policies, practices and procedures.

Wealth Management and Trust Committee

Under the terms of its charter, the primary responsibility of the Wealth Management and Trust Committee of the Board of Directors (the “Wealth Management and Trust Committee”) is to supervise the trust/fiduciary activities of the Bank and the Trust Company to ensure the proper exercise of its trust/fiduciary powers.

Separation of Board Chairman and CEO

As reflected in our Corporate Governance Guidelines, while the Board has no formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, the Board acknowledges that such separation may be appropriate under certain circumstances. Currently, the positions of Chairman of the Board and Chief Executive Officer are separated. The Board elected to separate these roles upon Mr. Flynn joining Associated in December 2009 and because it determined that Mr. Hutchinson, our former Lead Director, serving as Chairman would enhance the effectiveness of the Board. Additionally, the Board recognized that managing the Board in the current economic environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the Chief Executive Officer which better serves Associated. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates any potential conflicts of interest between the Board and management.

Board Diversity

The Corporate Governance Committee considers attributes of diversity as outlined in the Corporate Governance Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis for the Board as constituted, they are particularly considered in the recruitment and deliberation regarding new nominees. The Corporate Governance Committee Charter sets forth desired diversity characteristics for Board member experience and competencies. The Corporate Governance Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The following diversity principles were initially implemented and have been in place since April 2003 and are set forth in the Corporate Governance Committee Charter:

•	The number of directors should be maintained at 10-12 persons with the flexibility to expand, if required, to support acquisitions or mergers.

•	Geographic diversity, as it relates to the markets Associated serves.

•	Industry representation, including a mix and balance of manufacturing, service, public and private company experience.

•	Multi-disciplinary expertise, including financial/accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.

•	Racial, ethnic, and gender diversity.

•	A majority of the members of the Board shall be “independent” directors as defined by applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of NASDAQ.

The Corporate Governance Committee has periodically assessed the effectiveness of the principles set forth above, most recently in connection with its activities in preparation for the 2011 Annual Meeting of Shareholders. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and gender diversity, the Corporate Governance Committee believes that Associated has effectively implemented these principles.

Director Nominee Recommendations

The Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of director characteristics, experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Associated.

Communications between Shareholders and the Board of Directors

Associated’s Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, or by e-mail to shareholders@associatedbank.com. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual directors on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

Compensation and Benefits Committee Interlocks and Insider Participation

There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the Securities and Exchange Commission, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The following is a list of names and ages of executive officers of Associated indicating all positions and offices held by each such person and each such person’s principal occupation(s) or employment during the past five years. Officers are appointed annually by the Board of Directors at the meeting of directors immediately following the annual meeting of shareholders. There are no family relationships among these officers, nor any arrangement or understanding between any officer and any other person pursuant to which the officer was selected. No person other than those listed below has been chosen to become an executive officer of Associated. The information presented below is as of March 9, 2011.

Brian R. Bodager serves as Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary of Associated and Associated Bank, National Association and Executive Vice President and Secretary of Associated Trust Company, National Association, a wholly owned subsidiary of Associated Bank, National Association. He is also a director of the following subsidiaries and affiliates of Associated: Associated Financial Group, LLC; Associated Investment Services, Inc.; Associated Wisconsin Investment Corp.; Associated Minnesota Investment Corp.; Associated Illinois Investment Corp.; Associated Wisconsin Real Estate Corp.; Associated Minnesota Real Estate Corp.; Associated Illinois Real Estate Corp.; Employer’s Advisory Association, Inc.; Financial Resource Management Group, Inc.; First Enterprises, Inc.; First Reinsurance, Inc.; Banc Life Insurance Corporation; Associated Mortgage Reinsurance, Inc.; Associated Risk Group, LLC; Associated Banc-Corp Founders Scholarship Fund; and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on July 22, 1992. Age: 55.

Oliver Buechse serves as Executive Vice President, Chief Strategy Officer of Associated and Associated Bank, National Association. He is also a director of Associated Banc-Corp Foundation. From February 2004 to January 2010, he was Senior Vice President, Strategy and Special Projects at San Francisco-based Union Bank, and from January 2009 to January 2010, he also served as Senior Vice President, North American Vision and Portfolio Strategy for Bank of Tokyo — Mitsubishi UFG. He began his career at McKinsey & Company, working in the U.S., Germany, and Austria. He was first elected an executive officer of Associated on February 15, 2010. Age: 42.

Judith M. Docter serves as Executive Vice President, Director, Human Resources, of Associated and Associated Bank, National Association. She is a director of Associated Financial Group, LLC. She was Senior Vice President, Director of Organizational Development, for Associated from May 2002 to November 2005. From March 1992 to May 2002, she served as Director of Human Resources for Associated Bank, National Association, Fox Valley Region and Wealth Management. She was first elected an executive officer of Associated on November 10, 2005. Age: 49.

Breck Hanson serves as Executive Vice President, Head of Commercial Real Estate. He is also a director of Associated Banc-Corp Foundation. He has more than 30 years of banking experience, including over 20 years of leadership responsibility within the CRE segment. Most recently, he was Executive Vice President, Commercial Real Estate with Bank of America, where he was responsible for all levels of business in the Midwest CRE Group, which included 370 employees and 7 CRE business lines. He spent over two decades in CRE leadership roles with LaSalle Bank prior to its merger with Bank of America. He was first elected an executive officer of Associated on October 26, 2010. Age: 62.

Scott S. Hickey serves as Executive Vice President, Chief Credit Officer of Associated and Associated Bank, National Association. From August 1985 to October 2008, Mr. Hickey held a number of leadership positions at U.S. Bank, N.A. and in 2008 was Executive Vice President and Chief Approval Officer. He was first elected an executive officer of Associated on October 23, 2008. Age: 55.

Timothy J. Lau serves as Executive Vice President, Head of Wealth Management for Associated Banc-Corp and Associated Bank, National Association. He is President of Associated Trust Company, National Association and oversees Associated’s Private Banking, Trust and Investment Services. He is also a director of Associated Banc-Corp Foundation, Associated Investment Services, Inc. and Riverside Finance, Inc. He joined Associated in 1989 and has held a number of senior management positions in Consumer and Small Business Banking, Residential Lending, and Commercial Banking. He was first elected an executive officer of Associated on December 1, 2010. Age: 47.

Mark J. McMullen serves as Vice Chairman of Associated Bank, National Association since December 1, 2010, and was previously Executive Vice President, Director, Wealth Management, of Associated and Associated Bank, National Association. He is a director of Associated Investment Services, Inc. and Associated Banc-Corp Foundation. He was also Chairman and CEO of Associated Trust Company, National Association, Chairman of Associated Investment Services, Inc. and Associated Financial Group, LLC, and a director of ASBC Investment Corp. (a subsidiary of Associated Bank, National Association). He was first elected an officer of Associated on June 2, 1981, and an executive officer of Associated on April 25, 2001. Age: 62.

Arthur E. Olsen, III serves as Executive Vice President, General Auditor, of Associated. He was first elected an executive officer of Associated on July 28, 1993. Age: 59.

Mark D. Quinlan serves as Executive Vice President and Chief Information Officer, Director of Operations and Technology, of Associated and Associated Bank, National Association. From November 2004 to November 2005, Mr. Quinlan served as a consultant to Sky Financial Group, an Ohio bank holding company, as the interim Chief Technology Officer. He was Chief Information Officer for Charter One Bank, N.A., from September 2003 to September 2004. He was first elected an executive officer of Associated on November 10, 2005. Age: 50.

Mark G. Sander serves as Executive Vice President, Commercial Banking of Associated and Associated Bank, National Association. He is Chairman of Associated Financial Group, LLC and a director of Associated Banc-Corp Foundation. Prior to joining Associated, Mr. Sander was Head of the Midwest Region in Commercial Banking at Bank of America from October 2007 to February 2009. From 1980 to 2007, Mr. Sander held a number of leadership positions in commercial banking at LaSalle Bank, N.A.

and its parent, ABN AMRO Bank, N.V., including Corporate Executive Vice President. He was first elected an executive officer on August 31, 2009. Age: 52.

Joseph B. Selner serves as Executive Vice President, Chief Financial Officer (“CFO”), of Associated and Associated Bank, National Association. He is a director of Associated Investment Services, Inc.; ASBC Investment Corp.; Associated Wisconsin Real Estate Corp.; Associated Minnesota Real Estate Corp.; Associated Illinois Real Estate Corp.; First Enterprises, Inc.; First Reinsurance, Inc.; Banc Life Insurance Corporation; Associated Banc-Corp Founders Scholarship Fund; and Associated Banc-Corp Foundation. He was first elected an executive officer of Associated on January 25, 1978. Age: 64.

David L. Stein serves as Executive Vice President, Director of Retail Banking. He is Chairman of Associated Investment Services, Inc. and a director of Associated Financial Group, LLC, Riverside Finance, Inc. and Associated Banc-Corp Foundation. He was the President of the Southwest Central Region of Associated Bank, National Association, between January 2005 and June 2007. He held various positions with J.P. Morgan Chase & Co., and one of its predecessors, Bank One Corp, from August 1989 until joining Associated in January 2005. He was first elected an executive officer of Associated on June 19, 2007. Age: 47.

STOCK OWNERSHIP

Security Ownership of Beneficial Owners

The following table presents information regarding the beneficial ownership of our common stock with respect to each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding common stock as reflected on Schedule 13G/A filings in February 2011 reporting holdings as of December 31, 2010.

	Amount and Nature
	of Beneficial	Percent
Name and Address	Ownership(1)(2)	of Class

FMR LLC	25,940,211	14.97%
82 Devonshire Street
Boston, MA 02109
RS Investment Management Co, LLC	15,420,738	8.90%
338 Market Street Suite 1700
San Francisco, CA 94111
Blackrock, Inc.	10,082,485	5.82%
40 East 52nd Street
New York, NY 10022

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the voting power thereof, including the power to vote or to direct the voting of such shares, or (b) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)	In its capacity as fiduciary, the beneficial holder exercises voting power where authority has been granted. In other instances, the beneficial holder solicits voting preferences from the beneficiaries. In the event responses are not received as to voting preferences, the shares will not be voted in favor of or against the proposals.

Security Ownership of Directors and Management

Listed below is information as of the Record Date concerning beneficial ownership of Common Stock for each director and Named Executive Officer (defined below) and by directors and executive officers as a group, and is based in part on information received from the respective persons and in part from the records of Associated.

	Amount and Nature
	of Beneficial	Shares Issuable	Percent
Name of Beneficial Owner	Ownership(1)	Within 60 Days(2)	of Class

Directors
Philip B. Flynn	307,513	0	*
John F. Bergstrom	10,000	0	*
Ruth M. Crowley	3,260	0	*
Ronald R. Harder	19,998	0	*
William R. Hutchinson	92,715	3,502	*
Robert A. Jeffe	17,000	0	*
Eileen A. Kamerick	4,500	0	*
Richard T. Lommen	172,138	8,382	*
J. Douglas Quick	59,595	3,300	*
John C. Seramur	274,665	3,300	*
Karen T. Van Lith	10,000	0	*
Named Executive Officers
Joseph B. Selner	502,737	262,294	*
Mark G. Sander	93,302	13,050	*
Mark J. McMullen	427,881	235,624	*
Scott S. Hickey	114,030	33,500	*
All Directors and Executive Officers as a group (23 persons)	3,239,566	1,154,569	1.86%

*	Denotes percentage is less than 1%.

(1)	Beneficial ownership includes shares with voting and investment power held by those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of the Record Date and vested and unvested service-based restricted stock.

(2)	Shares subject to options exercisable within 60 days of the Record Date.

Stock Ownership Guidelines

Associated has established guidelines for the ownership of Associated common stock by its senior executives. See “Executive Compensation — Compensation Discussion and Analysis — Security Ownership Guidelines.”

Associated has established stock ownership guidelines for the Board (the “Director Stock Ownership Guidelines”). The Director Stock Ownership Guidelines provide that each independent member of the Board shall own the value of stock equal to five times the annual amount contributed by Associated on the director’s behalf into the Associated Banc-Corp Director’s Deferred Compensation Plan (currently $200,000). Directors are required to attain such stock ownership goal by the later of July 26, 2011, or five years from the date on which they first were appointed to the Board. Balances in the Directors Deferred Compensation Plan count toward satisfying this requirement. All our directors are in compliance with the stock ownership guidelines, except that Mr. Bergstrom has until December 2015 to be in compliance.

Directors’ Deferred Compensation Plan

In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management table above, the following non-employee directors have an account with the balances in phantom stock set forth below in the Directors’ Deferred Compensation Plan. The dollar balances in these accounts are also expressed daily in units of common stock of Associated based on its daily closing price. The balances are counted by Associated toward the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation — Directors’ Deferred Compensation Plan.”

		Equivalent Number
	Account Balance at	of Associated
Director	the Record Date	Common Shares(1)

John F. Bergstrom	$0	0
Ruth M. Crowley	$199,073	13,863
Ronald R. Harder	$175,340	12,210
William R. Hutchinson	$195,245	13,596
Robert A. Jeffe	$0	0
Eileen A. Kamerick	$200,986	13,996
Richard T. Lommen	$393,473	27,401
J. Douglas Quick	$195,245	13,596
John C. Seramur	$140,327	9,772
Karen T. Van Lith	$175,340	12,210

(1)	Based on the closing price of $14.36 of Associated common stock on the Record Date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Associated’s 2010 Performance and Compensation Methodology

2010 was a year of significant accomplishment for Associated including its return to profitability during the second half of 2010. Associated strengthened its balance sheet and positioned its core businesses for future growth by enhancing its capital position with a $500 million common stock offering, the bulk sale or individual resolution of nonaccrual loans in an aggregate principal amount of nearly $600 million and through the development and evaluation of strategic initiatives. Associated also experienced a substantial reduction in the level of potential problem and past due loans leading to an improvement in loan portfolio metrics. The strategic initiatives include the recruitment of additional talent and the realignment of existing business lines to enhance revenue opportunities for Associated. Associated believes that these ongoing investments will strengthen its core businesses and position Associated for the future.

The overall methodology utilized by Associated’s Compensation and Benefits Committee (the “Committee”) of the Board of Directors to establish total compensation for Associated’s Named Executive Officers (“NEOs”) for 2010 was as follows:

•	Continue to target competitive market pay levels that approximate the median of the competitive market.

•	Provide a 3.5% base cash salary increase to the NEOs, other than the CEO who received no increase. NEOs had been subject to a salary freeze in 2009 and did not receive any merit or salary adjustments. Given the short tenure of the CEO, a merit-based approach based on the CEO’s assessment and recommendation was not feasible for the NEOs’ salary reviews.

•	Base total target compensation on market competitive positioning, but subject to a discount of up to 20% for all NEOs, except the Chief Financial Officer, to recognize the reduction of variability in the incentive pay. The Chief Financial Officer’s target total compensation was below the targeted market and, therefore, no discount was applied.

•	Eliminate, consistent with Troubled Asset Relief Program (“TARP”) requirements, the NEOs’ participation, beginning in 2009, in the Performance Incentive Plan and the Cash Incentive Compensation Plan which reduced all participants’ earning potential under such plans beginning in 2009 and for future years.

•	Once the Committee had established the total compensation target for each NEO, compensation was then structured in three components:

•	Base cash salary;

•	Up to one-third in long-term restricted stock with vesting restrictions tied to TARP repayment and a minimum two-year vesting schedule; and

•	The balance of target total compensation delivered in salary shares with transfer restrictions.

Nature and Structure of Compensation Administration

The Committee is responsible for approving compensation of the NEOs. The Committee consisted of Ms. Crowley, John C. Meng (Chairman), and Mr. Seramur until July 26, 2010, when Mr. Meng retired from the Board of Directors. At the July 27, 2010 Board of Directors meeting, Mr. Lommen was named Chairman of the Committee and Ms. Van Lith joined the Committee. Mr. Seramur rotated to the newly-formed Wealth Management and Trust Committee. The Committee sets the strategic direction for Associated’s executive compensation policies and programs and helps ensure management’s execution and compliance with that strategic direction. It also oversees the design and structure of certain compensation and benefit arrangements described in this Proxy Statement. It sets the compensation of the Chief Executive Officer (the “CEO”) and, with input from the CEO, establishes compensation for the other NEOs. The Committee also has responsibility for reviewing and assessing risk within Associated’s incentive compensation programs, ensuring that such programs do not encourage unnecessary and excessive risk-taking that threatens the value of Associated or the manipulation of reported earnings.

The Committee has the sole authority to hire outside compensation consultants to advise it on the structure and amount of compensation of the executive officers and Board of Directors of Associated. The Committee engaged Towers, Perrin, Forster & Crosby, Inc., now known as Towers Watson (“Towers”) in October 2009 to advise it on the compensation structure of Associated’s then incoming CEO and executive compensation for 2010. In October 2010, the Committee engaged Pay Governance LLC (“Pay Governance”) to advise it on executive compensation for 2011. The Committee retained Pay Governance because it believed, in light of evolving governance best practices, that it was best served by a compensation consultant, such as Pay Governance, that provides no services to Associated other than executive compensation consulting. The compensation consultant performs services reporting directly to the Committee. The Committee has established procedures that it considers adequate to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by Associated’s management. These procedures with Pay Governance include: a direct reporting relationship of the compensation consultant to the Committee; a provision in the Committee’s engagement letter with the compensation consultant specifying the nature of the work to be conducted and the role that management may play in that work; and an annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months. Pay Governance provides no consulting services to Associated other than its engagement by the Committee.

Towers prepared and presented reports to the Committee for purposes of assisting the Committee in making compensation decisions with respect to awards under the 2009 annual incentive plans, 2010 incentive compensation plans and base salaries and equity awards, as well as the assessment of risks of all incentive plans. Pay Governance prepared and presented reports to the Committee for purposes of advising the Committee on the structure of compensation for the executive officers and Board of Directors of Associated, and the fourth quarter 2010 assessment by Towers of risks of all incentive plans.

As part of the annual compensation review process, management, in particular the CEO and the Director of Human Resources, interacts with the compensation consultant and the Committee providing information, including the current compensation structure and details regarding executive compensation, assessments of executive performance, and descriptions of the job responsibilities of executive officers. The CEO typically presents recommendations to the Committee for compensation decisions for the NEOs other than himself. The Director of Human Resources, in conjunction with the compensation consultant, presents all of the pertinent compensation information for the CEO to the Committee, and the Committee makes its decisions for CEO compensation in an executive session without the CEO present. The Board of Directors hired a new CEO, Mr. Flynn, in December 2009 and the compensation of the CEO was established under an employment agreement.

Compensation Compliance Under the Troubled Asset Relief Program

In November 2008, as part of the United States Department of the Treasury’s (the “UST”) Capital Purchase Program (the “CPP”) under the TARP, Associated voluntarily sold shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Senior Preferred Stock”) and related warrants to purchase its common stock to the UST for total proceeds of $525 million.

During the period in which any obligation under TARP is outstanding, excluding the period when the UST only holds warrants (the “Restricted Period”), Associated employee benefit plans and other executive compensation arrangements for its senior executive officers, who are currently the NEOs, and certain other highly compensated employees of Associated, must comply with Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (collectively “EESA”), which became effective February 17, 2009, and the Interim

Final Rule on TARP Standards for Compensation and Corporate Governance that was issued by the UST in June 2009.

The Interim Final Rule imposed restrictions on Associated’s compensation of senior executive officers and certain other highly compensated employees. The Interim Final Rule prohibited certain components of Associated’s compensation program as it existed in February 2009 applicable to senior executive officers of Associated, including:

•	payment or accrual of annual and long-term incentive compensation;

•	granting of stock options; and

•	separation compensation, including separation benefits under Associated’s general severance policy applicable to all employees and its change of control plan.

Under the Interim Final Rule, the types of compensation available to Associated for compensating the senior executive officers are cash salary, salary paid in shares of Associated common stock and grants of restricted stock, subject to annual limitations on amount and vesting.

EESA requires Associated to place limits on compensation to prevent the NEOs from taking unnecessary and excessive risks that threaten the value of Associated during the Restricted Period. EESA further requires the Committee to meet at least semi-annually with Associated’s senior risk officers to review the relationship between Associated’s risk management policies and the NEOs’ incentive arrangements. The Committee must also certify that it has completed the foregoing reviews in the proxy statement. The Committee conducted its semi-annual reviews of incentive compensation in July 2010 and December 2010 with members of Associated’s Executive Risk Committee, and business executives responsible for the design and implementation of incentive plans. Associated’s Executive Risk Committee is composed of the CEO, the CFO, the Chief Credit Officer, the Chief Administrative Officer and General Counsel, and the Chief Information Officer. The Committee also engaged Towers during 2010 to provide a third party review of all of Associated’s incentive plans and engaged Pay Governance to review the Towers reports with the Committee. Towers affirmed that there was no unnecessary or excessive risk in Associated’s incentive plans, and that those same plans did not incent the manipulation of earnings. Pay Governance reviewed Towers’ methodology, affirming it satisfied the requirements under TARP, and affirmed that the conclusions Towers reached under that process identified no unnecessary or excessive risk in the incentive plans nor the incentive to manipulate earnings.

Each of the NEOs (other than Mr. Flynn and Mr. Sander, whose compensation arrangements were structured to be in compliance with Section 111 of EESA) executed a waiver and entered into a TARP Capital Purchase Program Compliance, Amendment and Consent Agreement with Associated for the purpose of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements in order to comply with executive compensation and limitations of Section 111 of EESA.

Compensation Policies for Employees Affecting Risk and Risk Management

As described above in connection with Associated’s compliance under EESA, following reviews with Associated’s Executive Risk Committee, and business executives responsible for the design, and implementation of incentive plans and the reviews of Towers and Pay Governance, the Committee determined that its compensation plans do not encourage its senior executive officers or employees to take unnecessary and excessive risks that threaten the value of Associated, nor do such plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee has ensured that these plans do not encourage the manipulation of reported earnings of Associated to enhance the compensation of any of Associated’s employees. Through this process, the Committee also determined that none of Associated’s compensation policies or practices for its employees is reasonably likely to have a material adverse effect on Associated.

Objectives of the Compensation Program

The objectives of the compensation program are to provide a balanced, competitive total compensation program aligned with several goals. These goals include the ability to attract, retain and motivate high-quality executives, reward individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture, without incenting unnecessary and excessive risk; and maintain a total compensation program that reflects the performance of Associated while targeting compensation within competitive market ranges.

The compensation program, as modified for compliance with the limitations under TARP, for the NEOs includes:

•	annual base salary paid in cash;

•	salary paid in salary shares;

•	restricted stock awards;

•	pension benefits; and

•	limited perquisites.

Adopting this compensation structure has shifted the pay mix of target compensation for the NEOs to a higher concentration on equity, which continues to align executive compensation with the interests of shareholders, compared to cash salary and annual cash bonus as illustrated in the tables below:

Under TARP Percentage of
Compensation Element	Total Compensation(1)

CEO
Cash	26%
Equity	74%
Other NEOs
Cash	38%
Equity	62%

(1)	Percentages calculated based on the total of salary and stock awards compensation reported in the Summary Compensation Table and reflect salary shares being treated as equity because of the restrictions on transfer.

Associated’s objective is to set target total compensation for executive officers generally near the median level for executives having comparable responsibility for financial institutions of comparable asset size. This objective is important because Associated competes with financial institutions for the services of its executives and compares its financial performance to those institutions. As recruitment of new employees occurs it is not uncommon for their total compensation to be targeted above median to attract currently employed, high performing employees to join a new organization.

Associated utilizes multiple reference points in benchmarking compensation. First, Associated utilizes a peer group of 18 publicly-traded bank holding companies1, six of which are in the NASDAQ bank index, that ranged in asset size as of third quarter 2009 from $12 billion to $69 billion and are engaged in similar lines of business as Associated. The median size of the companies in this group was $18 billion in assets compared to Associated’s $22 billion in assets, based upon third quarter 2009 data. Associated management and the Committee, in conjunction with Towers, provided input as to the constituents of this peer group. The peer group, updated in December 2008, was used to determine pay level

[1]	Peer Group Companies

BancorpSouth Inc.	Cullen/Frost Bankers Inc.	The South Financial Group Inc.
BOK Financial Corporation	First Horizon National Corporation	Synovus Financial Corp
Citizens Republic Bancorp	Fulton Financial Corporation	TCF Financial Corporation
City National Corporation	Huntington Bancshares Incorporated	Valley National Bancorp
Comerica Incorporated	M & T Bank Corporation	Webster Financial Corp.
Commerce Bancshares, Inc.	Marshall & Ilsley Corporation	Zions Bancorporation

adjustments in February 2010. This peer group is used for comparison of compensation levels for the NEOs and for comparing Associated’s business performance to demonstrate pay-for-performance and other pay practices. However, competitive compensation levels developed by Towers in advising the Committee also took into account additional reference points based upon the results of several compensation surveys and a peer group analysis. Comparisons were made by Towers to the 25th, 50th and 75th percentiles of these multiple market reference points.

In addition to proxy-reported data of the peer group companies, compensation data for 2010 was gathered from the Towers 2009 Executive Financial Services Survey (over 124 companies), separately the 29 retail banks included in that survey, and the peer group companies participating in the survey. In gathering the data, Towers advised that the additional comparisons, beyond the 18 comparator publicly-traded bank holding companies, provided broader perspective in which to appropriately compare compensation. Survey data provide the ability to account for differences in corporate size, business lines, date of data collection, and executive position responsibilities.

Incentive compensation is limited by Associated under the TARP interim final rules to restricted stock. Long-term incentive compensation is intended to directly relate a portion of the executive officer’s compensation to stock price performance as experienced by Associated’s shareholders, enhance retention of key executives, build ownership of Associated stock, and align compensation with stock performance over a multi-year period.

Associated uses established stock ownership guidelines for the NEOs and other key executives. The purpose of the guidelines is to ensure Associated’s senior executives own a portion of Associated stock to align business decisions with long term shareholder value.

Associated’s retirement program, which includes the Retirement Account Plan (“RAP”), the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan (the “401(k) Plan”) and the Supplemental Executive Retirement Plan (the “SERP”), provides post-retirement income to the NEOs.

The limited perquisites offered during employment, described under “Perquisites” below, complete the competitive total compensation program.

Elements of 2010 Executive Compensation

The Committee established 2010 compensation in January 2010 in compliance with the limitations imposed under TARP, which were effective in February 2009 and implemented by the Interim Final Rule in June 2009, with respect to Associated’s NEOs and its next twenty most highly compensated employees. The discussion below relates to the Committee’s decisions on 2010 compensation.

Short Term

Base Salary.  In order to reward performance and to enable Associated to attract and retain the top talent needed to manage and expand its business, Associated’s objective is to pay a base salary that is competitive with the median of the competitive market data reviewed. Base salary is set each year taking into account market compensation data, the compensation consultant’s recommendations, as well as the performance level of the executive and the competency level demonstrated in the past. Changes in base salary are based on the external market and individual performance and are typically effective in the first quarter of each year. For 2009, the Committee did not approve any increase in base salaries from 2008 levels for the NEOs. Effective February 15, 2010, the Committee approved a base cash salary increase of 3.5% for each of the NEOs, with the exception of Mr. Flynn whose terms of employment had been recently agreed to through December 31, 2011. The Committee made the decision to award a base cash salary increase versus a merit increase as Mr. Flynn had only recently joined Associated and was not yet in a position to accurately evaluate the performance of each executive in order to make a recommendation to the Committee. The amount was determined based upon competitive information gathered through general industry salary increase surveys and the compensation consultant’s experience.

Annual Incentive Bonus.  None of the NEOs or the next 20 most-highly compensated employees for 2010 were eligible for or received any bonus with respect to 2010 performance, consistent with TARP-imposed limitations.

Long Term

Overview

Prior to the limitations imposed under TARP, long-term incentive compensation opportunities were delivered in several forms through the Associated Banc-Corp Cash Incentive Compensation Plan (cash awards) and the 2003 Long Term Incentive Stock Plan (stock options and restricted stock awards). These programs were provided to ensure that the NEOs were focused on the long term performance of Associated and building shareholder value by increasing the profitability of Associated. They are also a retention tool that keeps a portion of the NEOs’ compensation tied to a longer period rather than just an annual basis.

Equity Awards

In April 2010, Associated’s shareholders approved the Associated Banc-Corp 2010 Incentive Compensation Plan (the “2010 Plan”), which replaced the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (the “2003 Plan”). During 2010, prior to the approval of the 2010 Plan, equity awards described below were granted under the 2003 Plan and, following approval, under the 2010 Plan.

Service-Based Restricted Shares (“SBRS”).  Subject to TARP-imposed vesting limitations, SBRS grants are a form of restricted stock grant for which the restrictions lapse solely by the passage of time during employment. The purpose of SBRS grants is to provide risk-based compensation which is aligned with the creation of value to shareholders and enhances retention of key executives over a multi-year period. Associated’s stock retention requirements for executives apply to SBRS grants which further aligns the interests of executives with shareholders. SBRS have been granted to all of the NEOs. Other important elements of the SBRS include:

•	Grants of SBRS are generally made in the first three months of each year.

•	The following vesting terms:

Date Granted	Vesting Periods and Requirements

2009 or before	34% of the shares vest upon the first anniversary following the date of the grant and 33% on each of the second and third anniversaries.
January 2010	Vest in 25% increments based upon the extent to which Associated has repaid the aggregate TARP CPP funds. Recipient must continue to perform substantial services for Associated for at least two years after the grant date.
January 2011	Subject to Associated’s prior repayment of 100% of TARP CPP funds: 34% of the shares vest upon the first anniversary following the date of the grant and 33% on each of the second and third anniversaries. Recipient must continue to perform substantial services for Associated for at least two years after the grant date.

•	An SBRS recipient must be employed on the vesting date or the shares are forfeited.

•	All restrictions on SBRS granted to date immediately vest upon a change of control of Associated.

Associated Banc-Corp Cash Incentive Compensation Plan

The 2008 — 2010 performance period under the Associated Banc-Corp Cash Incentive Compensation Plan, which was established in January 2008 prior to the TARP limitations on incentive compensation, is the final remaining measurement period for 2010 incentive compensation.

The performance metrics were not achieved for this performance period and therefore the Committee did not approve any awards to participants. This plan provided a potential cash award for 2010 which, if earned, would have been paid in 2011 based upon Associated’s actual earnings per share (“EPS”) results measured against the targeted EPS for a multi-year performance period, with a performance modifier relative to the EPS performance of the peer group. This multi-year cash incentive opportunity had been provided to further align executive incentive compensation with the maximization of shareholder value as the principal metric for payout was Associated’s EPS growth. The peer ranking was measured on the basis of reported diluted EPS growth during the performance period. In the event that actual cumulative EPS results were below the stated threshold for the period but relative performance was at or above the median of the peers, the participants would earn a portion of their target incentives as follows:

Relative Peer Ranking	Percent of Target Award

<50th Percentile	0%
50th Percentile	25%
60th Percentile	40%
≥75th Percentile	50%

Under the plan, no incentives may be earned if EPS results are below the stated threshold and below the median of the peers. The following table sets forth the performance measures and award potential for the January 2008 — December 2010 multi-year performance period:

	2008-2010 Cash Incentive Compensation Plan
				2010
				Performance
	Threshold	Target	Maximum	Payout

Performance Measure
EPS % Growth	1%	3%	4.5%	—
Payment % of Target
EPS % Growth	25%	100%	263%	$0
NEOs Target % of Salary	—	60%	—	—

Mr. Flynn and Mr. Sander were not eligible and did not participate in this plan.

Deferred Compensation Plan

Associated maintains a non-qualified deferred compensation plan to permit certain employees who are highly compensated under IRS Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in 2010. However, during 2010, none of the NEOs participated in the plan.

The plan allows eligible employees to defer up to 50% of base salary and up to 100% of cash incentive compensation with a minimum deferral of $10,000 per year. The participant receives payment of deferred amounts either in a lump sum, or five or ten equal annual installments beginning six months following the participant’s separation from service, in either case pursuant to a distribution election made prior to the commencement of deferrals. In the case of an unforeseeable emergency, the plan will allow for distributions during employment. Each participant may, on a daily basis, specify investment preferences from among various investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Earnings are not supplemented by Associated.

Retirement Plans

The Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. An employee becomes eligible to participate effective the first day of the plan year in which he or she first completes 1,000 hours of service. Each participant receives an accrual of 5% of eligible compensation. Compensation is subject to the IRS annual limitation which was $245,000 in 2010. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs, except Messrs. Flynn, Sander and Hickey have completed three years of credited service and are 100% vested. Mr. Flynn and Mr. Sander were each hired in 2009, and Mr. Hickey was hired in 2008. Participants may be eligible to receive an early retirement benefit at age 55. For benefits accruing prior to January 1, 2009, the early retirement benefit reflects a reduction from the normal benefit at 2/12 of 1% for each month the benefit commencement date precedes the normal retirement date, subject to the vesting schedule. A retirement subsequent to the normal retirement date would increase the normal benefit by 3/12 of 1% for each month the benefit commencement date follows the normal retirement date. Benefits accruing after December 31, 2008, provide for an actuarial adjustment for early retirement benefits.

Beginning in 2007, Associated ceased making any profit-sharing contribution to the 401(k) Plan. Vesting for prior years’ profit sharing contributions is one half after three years, an additional one quarter after four years, and the remaining one quarter after five years. NEOs, other than Messrs. Flynn, Sander and Hickey, received contributions in this plan and are 100% vested in the profit-sharing component of the 401(k) Plan. All participants’ benefits fully vest upon a change of control of Associated.

Any eligible participant may make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary match. The matching formula is equal to 100% of the first 3% a participant contributes, and 50% of the next 3%. Participants must work 1,000 hours during the calendar year and be employed with Associated on December 31 to qualify for this matching contribution. An exception applies for retirement, disability and death. Participants are fully vested in both their own contributions and Associated’s matching contributions.

The Supplemental Executive Retirement Plan (“SERP”) is a non-qualified plan into which Associated makes a restorative contribution for all income that exceeds the IRS annual limitation. The Committee believes that the SERP serves as a component of a balanced competitive total compensation program. The contribution is equal to the excess of the amount which would have been accrued under the RAP and the 401(k) Plan but for the IRS annual limitation over the amount actually accrued by the participant for such plan year under the RAP and 401(k) Plan. Accruals under the SERP occur at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notational investment preferences specified by participants among various investment options. A participant is 100% vested in his or her SERP account balance after 5 years of service. Distributions from the SERP are made upon the earlier of the participant’s death or the time specified by the participant at the time amounts are credited to the SERP (which time may vary depending on the year of crediting). All NEOs, except Mr. Sander, who joined Associated in 2009, and Mr. Hickey, who joined Associated in 2008, are vested in their respective SERP accounts. All participants’ benefits fully vest upon a change of control of Associated. Mr. Flynn participates in a separate SERP under the terms of Mr. Flynn’s employment agreement, which the Committee agreed to in connection with Mr. Flynn’s joining Associated. Mr. Flynn’s SERP was included in the terms of his employment agreement as he had participated in a SERP with his former employer and had made this a condition of his employment with Associated.

Perquisites

Perquisites for the NEOs include participation in certain company-subsidized benefits that are also available to all eligible and/or participating employees. Perquisites available to only the NEOs and/or to a limited group of executives or management are described below. Perquisites are provided to the NEOs to attract and retain talent and to ensure that Associated’s total compensation for the NEOs remains competitive in the marketplace.

Associated believes in promoting the health of its employees and, as an element of Associated’s wellness program, provides certain of Associated’s senior executives the option to receive an annual executive physical examination at Associated’s expense. Certain costs of the program are taxable income to the executive. All of the NEOs were eligible for an executive physical in 2010, and two NEOs participated.

Associated offers an automobile reimbursement program which provides a choice to executives (once per year) of either $800 per month, or the standard corporate mileage rate reimbursement which is less than the IRS mileage rate, to compensate such executives for their frequent required business-related use of their personal vehicle. The $800 option is taxable income to the executive. Mr. Flynn does not participate in the automobile reimbursement program.

Associated reimburses participating executives for initiation fees and other annual fixed costs of golf club membership to encourage business development and customer-retention activities. The executive is responsible for paying any equity membership costs and will therefore retain the rights to that club equity. Reimbursement for all membership costs is taxable income to the executive. During 2010, Associated began phasing out full reimbursement for initiation fees and other fixed costs of golf club membership. In 2011, the program will reimburse up to one-half of annual fixed costs, and no new memberships will be reimbursed for golf club memberships. In 2012, Associated will not reimburse participating executives for any portion of initiation fees or other annual fixed costs relating to golf club memberships. Mr. Flynn does not participate in the golf club membership reimbursement program.

The NEOs and other senior officers are participants in an additional $10,000 maximum monthly long term disability benefit. Associated pays 50% of the premium for long term disability benefits.

Associated offers relocation benefits to NEOs who join Associated. These benefits vary with the individual circumstances of the executive. Associated believes that offering these relocation benefits are necessary to attract talented executives because many of Associated’s competitors offer similar benefits. In addition, these benefits are necessary for Associated to recruit executive talent nationally. The only NEO with relocation expense in 2010 was Mr. Flynn, completing his relocation to Green Bay, Wisconsin.

Excessive or Luxury Expenditure Policy

In August 2009, the Board adopted an Excessive or Luxury Expenditure Policy (the “Expenditure Policy”) pursuant to the Interim Final Rule under TARP. According to the Expenditure Policy, Associated prohibits excessive or luxury expenditures on (1) entertainment and events; (2) office and facility renovations; (3) aviation and other transportation services; and (4) other similar activities and events (collectively, “Covered Expenditures”) to the extent that such Covered Expenditures are not reasonable expenditures for staff development, reasonable performance incentives or other similar reasonable measures conducted in the normal course of Associated’s business operations. The Expenditure Policy sets forth specific policies, including approval procedures, pertaining to Covered Expenditures. The Expenditure Policy provides that exceptions to this policy will only be granted in extreme circumstances and with the pre-approval of Associated’s Ethics Committee, comprising certain senior executive officers of Associated, which exceptions will be reported to the Audit Committee of the Board of Directors. The Audit Committee and its designated Ethics Committee, have oversight responsibilities relating to the Expenditure Policy. The General Auditor and the General Counsel review annually adherence to the Expenditure Policy.

Post-Termination and In-Service Arrangements

Each of the NEOs is currently employed on an “at-will” basis and none, other than Mr. Flynn, is party to an employment agreement. Associated does not generally provide any type of post-termination or in-service agreement to executives to allow for maximum flexibility in determining the best possible arrangement for both Associated and the executive at the time of termination because each situation may require a different type of agreement based upon the executive’s performance and term of employment.

Subject to TARP-imposed limitations, effective in February 2009 with respect to Associated’s NEOs and its next twenty most highly compensated employees, in the event the employment of a participant in the Associated Banc-Corp Cash Incentive Compensation Plan is terminated due to death, disability or retirement, the plan award, if any, will be prorated. Otherwise, a participant must be an employee on the last day of the performance period to be eligible to receive an award.

Executives who are employed by Associated must be actively on the payroll at the time of the payment of the Performance Incentive Plan. Those executives who leave Associated prior to the payment for reasons of death, disability or retirement will have their payment prorated for the months they were actively in their position during the performance period. Prorated payments will be made during the normal bonus payment distribution cycle and will not be advanced.

Change of Control Plan

Until Associated has repaid TARP funds, the following change of control benefits are not available to Associated’s NEOs and its next five most highly compensated employees. Associated’s Change of Control Plan (the “Change of Control Plan”), adopted in 1993, is intended to provide severance benefits to the CEO and certain senior officers in the event of their termination of employment following a Change of Control (as defined below) of Associated. The Change of Control Plan is intended to maximize the value of Associated in the event it were to be acquired by allowing executives to impartially evaluate a proposal relating to an acquisition and providing an incentive to participants in the Change of Control Plan to remain with Associated through the consummation of such an acquisition. As of December 31, 2010, the NEOs (with the exception of Mr. Flynn and Mr. Sander) and 18 other senior officers are currently designated to participate under the Change of Control Plan. The CEO is authorized to designate additional senior officers to participate in the Change of Control Plan.

Under the Change of Control Plan, if, during a three-year period following a Change of Control of Associated, the executive’s employment is involuntarily terminated or if the executive voluntarily terminates employment for “good reason” as specified in the Change of Control Plan (see below), then, so long as such termination is also a separation from service (as described in Section 409A of the Code), the executive would receive salary continuation for a period of time (subject to earlier lump sum payment to comply with Section 409A of the Code, if applicable). In addition, the executive may be eligible to receive annual incentive bonus compensation, medical, dental and life insurance benefits (to the extent continued participation is permitted by such plans), accrued vacation, outplacement benefits, as well as payments in lieu of continued participation in retirement programs for a period ranging from two to three years. Per Mr. Flynn’s employment agreement he is not eligible to participate in the Change of Control Plan. Currently, subject to TARP-imposed limitations, effective in February 2009 with respect to Associated’s NEOs, the NEOs presently employed by Associated would otherwise be entitled to a two-year continuation period. Associated believes these timeframes are in line with practices at other peer competitors. Benefits also include reimbursement of legal fees and expenses related to the termination of employment or dispute of benefits payable under the Change of Control Plan. Benefits are not paid in the event of retirement, death, or disability, or termination for cause, which generally includes willful failure to substantially perform duties or certain willful misconduct.

A “Change of Control” under the Change of Control Plan means generally: (1) a change of ownership of 25% or more of the outstanding voting securities of Associated; (2) a merger or consolidation of Associated with or into a previously unaffiliated entity; (3) a sale by Associated of at least 85% of its assets to an unaffiliated entity; or (4) an acquisition by a previously unaffiliated entity of 25% or more of the outstanding voting securities of Associated (whether directly, indirectly, beneficially, or of record).

Benefits would be payable if the executive voluntarily terminates for “good reason” which includes a termination of employment due to a change in the employee’s duties and responsibilities which are inconsistent with those prior to the Change of Control, a reduction in salary, change in title, or a discontinuation of any bonus plan or certain other compensation plans, a transfer to an employment location greater than 50 miles from the employee’s present office location, or certain other breaches, but only if the executive provides Associated at least 30 days to cure the “good reason” after giving notice thereof, and actually separates from service within two years of the initial existence of such good reason.

The Change of Control Plan, including the Change of Control Plan schedule, may be amended by the Board of Directors, subject to certain limitations, at any time by Associated prior to a Change of Control. Associated believes the terms of its Plan are consistent with current market practices. See also “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

CEO Employment Agreement

The Board, based on the approval and recommendation of the Committee, entered into an Employment Agreement with Mr. Flynn dated as of November 16, 2009 (the “Flynn Agreement”). In structuring the terms of the Flynn Agreement, the Committee was advised by Mercer (US) Inc. (the Committee’s compensation consultant prior to the engagement of Towers), Towers, and the Committee’s legal counsel. The Committee made the determination to pay the CEO slightly above the median of market levels, based on several considerations. The Committee was advised by its compensation consultants as to compensation levels necessary to recruit an incoming CEO to an entity subject to TARP executive compensation restrictions during the challenging environment for financial institutions, particularly regional bank holding companies, in 2009. In addition, the Committee considered that Mr. Flynn was employed as the Vice Chairman and Chief Operating Officer of a financial institution with $80 billion in assets which was not subject to TARP executive compensation restrictions where he had worked his entire career, was subject to forfeiture of substantial unvested compensation upon his resignation, and his required relocation from Los Angeles, California to Green Bay, Wisconsin. The Committee believes that the level of total compensation provided was required to secure an individual of Mr. Flynn’s talent and experience, and the Committee further believes that Mr. Flynn would not have accepted the position with Associated at a lower compensation level.

The Flynn Agreement provides that Mr. Flynn is an “at will” employee and specifies the terms of compensation through December 31, 2011 (the “Term”). The Flynn Agreement specifies the following annual compensation during the Term (which shall be prorated for any partial period of employment during the Term):

•	Base Salary: $1,200,000 payable in cash in accordance with our payroll policies.

•	Share Salary: $2,256,000 payable at the time that Base Salary is payable to Mr. Flynn, net of applicable tax withholdings and deductions, in grants of shares of our common stock, having a fair market value on the date of grant equal to the pro rata portion of the salary payable on each such pay date pursuant to the terms of our equity incentive plan. As required under TARP, each share payable to Mr. Flynn as Share Salary shall be fully vested as of the date of grant. Although restrictions on transfer are not required under TARP, the Committee imposed restrictions on transfer that lapse as set forth in the table below.

Lapse of Transfer
Month and Year of Grant	Restrictions

December 2009	January 3, 2011
January through April 2010	January 3, 2011
May through August 2010	January 3, 2012
September through December 2010	January 2, 2013
January through April 2011	January 3, 2012
May through August 2011	January 2, 2013
September through December 2011	January 2, 2014

•	Restricted Shares: $1,200,000 payable in restricted shares of our common stock or restricted stock units (“Restricted Stock”), based on the fair market value at the date of grant. Mr. Flynn received grants of Restricted Stock on December 1, 2009, January 4, 2010 and January 3, 2011. The Restricted Stock will vest in 25% increments on the dates that Associated makes repayments in 25% increments of the aggregate funds received by us under TARP. If Mr. Flynn’s employment is terminated for any reason, other than as a result of Mr. Flynn’s death or disability or a change of control, within two years of the date on which an award of Restricted Stock is granted, Mr. Flynn shall forfeit such award in accordance with the TARP requirements.

•	Supplemental Retirement Benefit: 9.5% of Base Salary and Share Salary (each at their annual rate) less the applicable dollar limitation in effect for such calendar year set forth in Section 401(a)(17) of the Internal Revenue Code (the “Code”) (currently $245,000) payable on the last day of each payroll period (the “Supplemental Retirement Benefit”). Each Supplemental Retirement Benefit accrual will be vested on the date of such accrual and will be distributed in a lump sum upon Mr. Flynn’s “separation from service” within the meaning of Section 409A of the Code. Our obligation to accrue for the Supplement Retirement Benefit continues during Mr. Flynn’s employment following the Term.

During Mr. Flynn’s employment, Associated will make available to Mr. Flynn such fringe and other benefits and perquisites as are regularly and generally provided to the other senior executives of Associated, subject to the terms and conditions of any employee benefit plans and arrangements maintained by us and all applicable TARP requirements, including, without limitation, the restriction on tax gross-up payments. Mr. Flynn has declined the monthly allowance for business use of an automobile and club membership fees. Associated paid the expenses of Mr. Flynn in connection with him entering into the Flynn Agreement which were approximately $21,000, as required pursuant to its terms. The Flynn Agreement provides for our indemnification of Mr. Flynn subject to applicable law and our bylaws and maintenance of directors’ and officers’ insurance coverage for the later of six years or the date that claims would be time barred with coverage to Mr. Flynn no less favorable than coverage provided to any current or former executive.

The Flynn Agreement provides for compliance with any golden parachute payment limitations and any other compensation limitations under TARP. Further, the Flynn Agreement does not provide for severance and tax gross-ups.

2011 Compensation Decisions

The Committee utilized the following methodology to establish 2011 executive compensation in compliance with TARP restrictions:

•	Total compensation was targeted to approximate the midpoint of the market data developed from the survey data and a modified peer group for NEOs, as described below;

•	Individual performance during 2010 was considered to determine 2011 cash salary levels. Executives who received favorable assessments were eligible for merit-based increases in base cash salary of 2-4%. Cash salary increases for 2011 averaged 3.8% for NEOs.

The Committee assessed the 2010 performance of Mr. Flynn, noting that Mr. Flynn had met the Board’s expectations through his leadership of initiatives to strengthen the Company’s regulatory capital position and compliance, enhancing the executive team and establishing a performance-based culture which has fostered greater teamwork and confidence in Associated’s capabilities to execute on its business plan. As a result of Mr. Flynn’s performance, the Board awarded him a 4%, or $48,000, base salary increase. All other elements of Mr. Flynn’s compensation remain the same.

As part of its process in establishing 2011 compensation, the Committee and Pay Governance began refining the primary banking peer group used for executive compensation benchmarking and performance measurement purposes to ensure that the peer group includes peers that are appropriate in asset size. The approved peer group for 2011 includes 20 publicly-traded banking companies that range in asset size from $11 billion to $59 billion, based upon third quarter 2010 data. The median asset size of the companies in this peer group was approximately $18 billion, compared to Associated’s assets of $22.5 billion, as of the end of the third quarter 2010. Of this approved peer group, 13 companies are below the asset size of Associated. Two peer group banks are approximately two and one half times that of Associated, one of those being Marshall & Ilsley Corporation, with which Associated is in direct competition for customers and executive talent. The banking company in the peer group for 2010 with the largest asset size was removed from the peer group for 2011, along with South Financial Group which merged with TD Bank Financial Group. Four banking companies, with assets ranging from $13 billion to $21 billion, were added. These changes reduced the median asset size of the peer group from $21 billion for 2010 to $18 billion for 2011, which the Committee believes provides an appropriate performance comparison. While this peer group is a key point of comparison in the total compensation strategy, Pay Governance has recommended that that Committee also continue to consider broader retail banking and financial services industry survey data as part of its compensation determinations.

The Committee considered the voting results of the non-binding shareholder proposal to approve executive compensation at the 2010 Annual Meeting of Shareholders held on April 28, 2010 in determining its methodology for establishing 2011 executive compensation, including refining the primary banking peer group used for executive compensation benchmarking and performance measurement purposes, and in directing management to continue its review and enhancement of the explanations of Associated’s compensation decisions and policies.

Accounting and Tax Considerations

Associated desires to maximize return to its shareholders, as well as meet its goal of the compensation policy (outlined under “Objectives of the Compensation Program”). As part of balancing these objectives, management (particularly the Committee, the CEO, and the Director of Human Resources) gives consideration to the accounting and tax treatment to Associated, and to a lesser extent the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (formerly known as Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”), became effective for Associated on January 1, 2006, and required all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant and to be expensed over the applicable vesting period.

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation (other than qualifying performance-based compensation) over $1,000,000 paid to the corporation’s CEO and the three other most highly compensated executive officers. EESA, during the period the UST holds a debt or equity position in Associated acquired under the CPP, reduced the threshold under Section 162(m) of the Code from $1,000,000 to $500,000 and eliminated the exception for qualifying performance-based compensation for the NEOs. Prior to being subject to EESA, the Committee’s policy with respect to Section 162(m) of the Code has been to qualify such compensation for deductibility where practicable. The Committee acknowledges the reduced limitations on deductibility during the Restricted Period in its determinations of appropriate compensation levels.

Recovery of Compensation

In connection with Associated’s voluntary sale of Senior Preferred Stock and related warrants to purchase common stock to the UST under TARP, EESA also requires Associated to provide for the recovery of any bonus, retention award or incentive compensation paid to a NEO and, following February 17, 2009, and subject to the standards adopted by the UST to any of the next 20 most highly compensated employees of Associated, or a “clawback”, during the Restricted Period, if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. During the Restricted Period, EESA further allows the UST to review bonuses, retention awards and other compensation paid to the NEOs and subject to the standards adopted by the UST, the next 20 most highly compensated employees prior to February 17, 2009. If the UST determines that such payments were inconsistent with the purposes of Section 111 of EESA, TARP or otherwise contrary to the public interest, the UST will negotiate with Associated and the subject Associated employee regarding reimbursement to the US government of such payment of compensation or bonus.

Security Ownership Guidelines

In January 2010, the Committee revised the previously-established stock ownership guidelines for the NEOs and other senior officers, and other key executives identified by the Chief Executive Officer. The purpose of the guidelines is to ensure that Associated’s senior executives retain a portion of their restricted stock grants to help ensure that their business decisions are made in the best interests of long-term shareholder value. The revised guidelines require the above-mentioned executives to hold 50% of vested SBRS granted since January 2007, net of applicable taxes, for a period of three years. Additionally, all other key executives who were not subject to the previous stock ownership guidelines were required to be subject to the revised guidelines beginning with the 2010 SBRS grants. Each of these key executives were required to hold 50% of their vested SBRS grants, net of applicable taxes, for a period of three years beginning with their 2010 SBRS grants. A total of 46 senior executives are subject to the security ownership guidelines. Any senior executives hired after the 2010 grant are also subject to the revised guidelines.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.

Risk Assessment

In compliance with TARP Interim Final Rule requirements, the Committee conducted its semi-annual review of incentive compensation in July 2010 and December 2010 with Associated’s Executive Risk Committee, and business line executives responsible for the design, and implementation of all incentive programs. Towers continued to provide risk assessments throughout 2010. The Committee engaged Pay Governance to review and opine on the findings of these risk assessments. Towers prepared an in-depth assessment report of Associated’s incentive compensation plans (the “Towers Report”) and the Towers Report findings were presented to the Executive Risk Committee and the Committee. The Towers Report provided a detailed review of all of Associated’s 58 incentive plans. The Towers assessment included a review of compensation plan documents, historical pay data and interviews with members of Associated’s Executive Committee. For each of the incentive plans reviewed, Towers analyzed the plan governance, plan design and the financial impact on Associated. Based on its review and analysis and the input from Associated’s Executive Risk Committee, Towers concluded that none of the reviewed incentive plans have a high probability of encouraging inappropriate risk taking by Associated’s NEOs or employees. Further, Pay Governance reviewed the Towers Report and concluded that the approach and methodology used by Towers were thorough and satisfy the Treasury Department guidance and are consistent with best practices. Following this review, the Executive Risk Committee and the Committee determined that the Compensation plans do not encourage unnecessary nor excessive risk taking that threatens the value of Associated or the manipulation of reported earnings.

NEO Compensation Plans

The Committee and the senior risk officers reviewed the operation of the NEO compensation plans and Associated’s key business risk factors. Following its review, the Committee and the senior risk officers concluded that Associated’s NEO compensation plans do not encourage unnecessary and excessive risk-taking that threatens the value of Associated or the manipulation of reported earnings. In making the foregoing determination, the Committee and the Executive Risk Committee considered the following, in addition to the findings of the Towers Report:

Performance Incentive Plan and Cash Incentive Compensation Plan.  There were no performance payouts for 2010 under either the Performance Incentive Plan nor Cash Incentive Compensation Plan for the NEOs.

2010 Incentive Compensation Plan.  SBRS awards to NEOs vest over a period which is no earlier than Associated’s repayment of TARP and we expect vesting of some awards to extend beyond the repayment of TARP. Share salary awards, although fully vested at the date of issuance, are subject to restrictions on transfer imposed by Associated, although not required under TARP. These awards derive value based on long-term performance of Associated Common Stock over the respective period of vesting or transfer restrictions.

Various Retirement Programs.  Benefits under the defined benefit plans to NEOs are not based on the performance of Associated, while benefits under the defined contribution plans to NEOs are based on the performance of Associated only to the extent the participant elects to invest in Associated Common Stock.

Employee Compensation Plans

In addition to the compensation plans for the NEOs discussed above, Associated maintains various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder, some for which the amounts to be paid thereunder is based on a formula, some of which meet the requirements for commission compensation under the TARP Interim Final Rule and others for which the amounts to be paid thereunder may be determined based on a combination of these approaches. All of these plans were reviewed by the Committee as described above. As a result of the review, no plan was identified as having a high degree of risk. It was further determined that risk management oversight, internal control processes, governance procedures currently in place and the discretionary nature of many of the compensation plans collectively served to ensure that the compensation plans do not encourage excessive risk-taking activities or the manipulation of earnings.

Pursuant to the TARP Interim Final Rule, the Committee certifies that:

(1)	It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Associated;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Associated; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Associated to enhance the compensation of any employee.

THE COMPENSATION AND BENEFITS COMMITTEE

Richard T. Lommen, Chairman
Ruth M. Crowley
Karen T. Van Lith

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)

Philip B. Flynn(9)	2010	$3,456,000	$0	$1,199,989	$0	$0	$341,585	$33,228	$5,030,802
President and CEO	2009	186,092	0	100,003	0	0	0	12,451	298,546
Joseph B. Selner	2010	728,889	0	392,036	0	0	107,309	25,158	1,253,393
Executive Vice	2009	360,000	0	86,300	48,524	0	95,023	28,312	618,159
President, Chief Financial Officer	2008	358,261	150,000	323,570	74,288	66,520	(6)	27,450	1,000,089
Mark G. Sander(10)	2010	673,815	0	356,399	0	0	51,572	33,931	1,115,718
Executive Vice	2009	123,077	150,000	79,997	50,000	0	0	6,571	409,644
President, Director of Commercial Banking
Mark J. McMullen	2010	614,857	0	325,210	0	0	36,680	28,049	1,004,796
Vice Chairman of	2009	365,000	0	146,710	44,930	0	50,335	34,112	641,087
Associated Bank, National Association	2008	362,946	90,000	248,900	63,282	68,340	(6)	38,692	872,160
Scott S. Hickey(11)	2010	589,588	0	311,853	0	0	46,280	29,347	977,068
Executive Vice	2009	350,000	0	210,572	107,832	0	24,406	225,734	918,544
President, Chief Credit Officer	2008	57,884	100,000	195,000	57,834	0	0	2,000	412,718

(1)	Salary represents amounts paid in cash or shares of Associated common stock during the calendar year whether or not receipt of any such amounts was deferred by the executive. Each of the NEOs received a 3.50% base cash salary increase effective February 14, 2010, except for Mr. Flynn who received no increase. Messrs. Flynn, Selner, Sander, McMullen and Hickey received annual share salaries, effective February 14, 2010, of $2,256,000, $358,228, $261,969, $239,047 and $229,223, respectively. There was no increase in base salary in 2009.

(2)	No bonuses were awarded under the annual performance incentive plans with respect to 2010 performance. Mr. Sander was paid an inducement bonus during 2009 related to the commencement of his employment. Bonus amounts earned in 2008 were awarded under the annual performance incentive plans in 2009. Amounts earned in 2008 were approved for payment by the Committee prior to the enactment of EESA.

(3)	Stock Awards reflect the aggregate grant date fair value of awards. Other than for Mr. Flynn, these awards were calculated as one half of annualized 2010 base cash and share salary. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)	No Option Awards were granted to any of the NEOs in 2010. Option Awards for 2008 and 2009 reflect the aggregate grant date fair value of awards. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	For the 2006-2008 performance period, the performance metric for earnings per share was not achieved and therefore, the Committee did not approve any award. For the 2007-2008 performance period, the performance metrics of earnings per share were not achieved; however, Associated’s performance was at the 75th percentile relative to the peer group, resulting in an award of 50% of target. See also “Associated Banc-Corp Cash Incentive Compensation Plan.” The Committee approved the earned 2007-2008 50% payout and awarded the payments to Messrs. Selner and McMullen, the only NEOs participating during that performance period. No awards were earned or paid for the 2007-2009 performance period. No awards were earned or paid for the 2008-2010 performance period.

(6)	Reflects the total of the change in present value of the Retirement Account Plan (“RAP”) and the Supplemental Executive Retirement Plan (“SERP”), respectively as follows:

	2010			2009			2008
NAME	RAP	SERP	TOTAL	RAP	SERP	TOTAL	RAP	SERP	TOTAL*

Philip B. Flynn	$12,250	$329,335	$341,585	$—	$—	$—	$—	$—	$—
Joseph B. Selner	32,150	75,159	107,309	30,772	64,251	95,023	28,142	(48,842)	(20,700)
Mark G. Sander	12,250	39,322	51,572	—	—	—	—	—	—
Mark J. McMullen	32,116	4,564	36,680	30,739	19,596	50,335	28,111	(62,563)	(34,452)
Scott S. Hickey	12,763	33,517	46,280	12,250	14,156	26,406	—	—	—

(*)	Negative combined values are not presented in the summary compensation table.

No above-market or preferential earnings are credited on deferred compensation. All NEOs other than Messrs. Flynn, Sander and Hickey are 100% vested in both their RAP and SERP accounts. Mr. Flynn participates in a separate SERP and is 100% vested in such SERP. Mr. Flynn is not vested in the RAP. Mr. Sander and Mr. Hickey are not vested in either of their RAP or SERP accounts. See “Retirement Plans.”

(7)	Other Compensation for 2010 includes for each of the NEOs employer-paid premiums for life insurance and long term disability insurance coverages, the employer match on the NEO’s 2010 contributions to the 401(k) Plan ($11,025 for each of the NEOs), and the allowance received for business use of an automobile (other than Mr. Flynn). For Mr. Flynn, it includes relocation costs. For Mr. Selner, it includes the 10% employer match on his purchases through the employee stock purchase program and club membership fees. For Mr. Sander, it includes the cost of a physical examination, club membership fees, airline transportation for his spouse to a company sponsored function for the Board of Directors and the 10% employer match on his purchases through the employee stock purchase program. For Mr. McMullen, it includes club membership fees. For Mr. Hickey, it includes the cost of a physical examination and club membership fees.

(8)	In 2010, “Salary” accounted for approximately 69% and 60% of the total compensation of Mr. Flynn and the other NEOs, respectively.

(9)	Mr. Flynn commenced employment as President and CEO on December 1, 2009. Mr. Flynn’s compensation is subject to his employment agreement which is effective through December 31, 2011.

(10)	Mr. Sander commenced employment as Executive Vice President, Director of Commercial Banking on August 31, 2009.

(11)	Mr. Hickey commenced employment as Executive Vice President, Chief Credit Officer on October 28, 2008.

GRANTS OF PLAN-BASED AWARDS DURING 2010

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Number	Number of	or Base	Fair Value
		Under Non-Equity			of Shares	Securities	Price of	of Stock
		Incentive Plan Awards(1)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)(2)	($)	($)(3)	(#)	(#)	($/Sh)	($)(2)

Philip B. Flynn	1/04/10	$—	$—	$—	103,626	—	$—	$1,199,989
Joseph B. Selner	1/27/10	—	—	—	29,790	—	—	392,036
Mark G. Sander	1/27/10	—	—	—	27,082	—	—	356,399
Mark J. McMullen	1/27/10	—	—	—	24,712	—	—	325,210
Scott S. Hickey	1/27/10	—	—	—	23,697	—	—	311,853

(1)	No plan-based awards were established in 2010 under the Associated Banc-Corp Cash Incentive Compensation Plan.

(2)	See “Accounting and Tax Considerations.” For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
	Number of	Number of	Plan Awards:				Market	Number of	Payout Value
	Securities	Securities	Number of			Number of	Value of	Unearned	Of Unearned
	Underlying	Underlying	Securities			Shares or	Shares or	Shares,	Shares,
	Unexercised	Unexercised	Underlying			Units of	Units of	Units or	Units or
	Options	Options	Unexercised	Option	Option	Stock Held	Stock Held	Other Rights	Other Rights
	(#)	(#)	Unearned	Exercise	Expiration	That Have	That Have	That Have	That Have
	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
Name	(1)	(1)	(#)	($)	(1)	(#)	($)(2)	(#)	($)

Philip B. Flynn	0	0	0	$—	—
						112,611 (3)	$1,706,057	0	$0
Joseph B. Selner	41,249	0	0	19.47	01/24/2011
	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	37,500	0	0	29.08	01/28/2014
	50,000	0	0	33.07	01/26/2015
	33,000	0	0	32.82	12/13/2015
	27,000	0	0	33.89	01/24/2017
	18,090	8,910	0	24.89	01/23/2018
	4,590	8,910	0	17.26	01/28/2019
						37,380 (4)	566,307	0	0
Mark G. Sander	13,050	0	0	12.26	10/28/2019
						33,607 (3)	509,146	0	0
Mark J. McMullen	41,249	0	0	19.47	01/24/2011
	41,249	0	0	21.24	01/23/2012
	37,500	0	0	22.98	01/22/2013
	37,500	0	0	29.08	01/28/2014
	40,000	0	0	33.07	01/26/2015
	24,000	0	0	32.82	12/13/2015
	24,000	0	0	33.89	01/24/2017
	15,410	7,590	0	24.89	01/23/2018
	4,250	8,250	0	17.26	01/28/2019
						33,622 (4)	509,373	0	0
Scott S. Hickey	13,400	6,600	0	19.50	10/22/2018
	10,200	19,800	0	17.26	01/28/2019
						35,049 (4)	530,992	0	0

(1)	Generally, options expiring between 2011 and 2014 and between 2017 and 2019 have a three-year stepped vesting schedule (34% vested on the first anniversary following the date of the grant, the remaining options vested 33% each on the second and third anniversaries following the date of the grant); options expiring on 1/26/15 vested on 6/30/05; options expiring on 12/13/15 vested immediately upon the grant date of 12/13/05. Options granted to Mr. Sander in October 2009 were fully vested at December 31, 2009.

(2)	Market value based on closing price of Associated Banc-Corp common stock of $15.15 on December 31, 2010.

(3)	SBRS granted on December 1, 2009, January 4, 2010 and January 27, 2010 on which restrictions had not lapsed as of December 31, 2010. For these grants, shares of restricted stock will vest: 25% at the time Associated repays 25% of the aggregate financial assistance received by Associated under TARP; an additional 25% at the time Associated repays 50% of the aggregate financial assistance received by Associated under TARP; an additional 25% at the time Associated repays 75% of the aggregate financial assistance received by Associated under TARP; and the remaining 25% at the time Associated repays 100% of the aggregate financial assistance received by Associated under TARP. Notwithstanding the foregoing schedule and subject to the requirements of

TARP, no award of restricted stock will vest in accordance with the foregoing schedule if the recipient does not continue to perform substantial services to Associated for at least two years after the date on which such award of restricted stock was granted other than because of his death or disability, or a change of control of Associated.

(4)	SBRS granted on January 23, 2008, October 28, 2008, January 28, 2009 and October 28, 2009 on which restrictions had not lapsed as of December 31, 2010. For these grants, restrictions lapse on a three-year stepped vesting schedule, 34% on the first anniversary following the date of the grant, 33% on each of the second and third anniversary dates following the grant, respectively. Recipients must be employed on the date restrictions lapse in order to receive the shares.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
	Number of	Value	Shares	Value
	Shares Acquired	Realized	Acquired	Realized
	on Exercise	on	on	on
	or Vesting	Exercise	Vesting	Vesting
Name of Executive Officer	(#)	($)	(#)(1)	($)(2)

Philip B. Flynn	0	$0	0	$0
Joseph B. Selner	0	0	8,300	106,127
Mark G. Sander	0	0	0	0
Mark J. McMullen	0	0	8,170	104,562
Scott S. Hickey	0	0	7,448	96,367

(1)	Represents SBRS for which restrictions have lapsed.

(2)	Value based on the closing price of Associated common stock on the date restrictions lapsed. Vested shares are subject to retention under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2010

		Number of
		Years	Present Value of	Payments
		Credited	Accumlated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)

Philip B. Flynn(2)	RAP	1	$12,250	$0
	SERP	1	329,335	0
Joseph B. Selner	RAP	38	507,101	0
	SERP	38	286,103	0
Mark G. Sander(3)	RAP	1	12,250	0
	SERP	1	39,322	0
Mark J. McMullen	RAP	30	506,228	0
	SERP	30	224,745	47,838
Scott S. Hickey(3)	RAP	2	25,013	0
	SERP	2	47,673	0

(1)	Information regarding the RAP and the SERP can be found under “Retirement Plans.”

(2)	Mr. Flynn participates in a separate SERP and is 100% vested in such SERP. Mr. Flynn is not vested in the RAP.

(3)	Mr. Sander and Mr. Hickey are not vested in either of these benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Subject to TARP-imposed limitations, effective in February 2009 with respect to Associated’s NEOs and its next twenty most highly compensated employees, Associated maintains a Change of Control Plan to provide severance benefits to the CEO and certain designated senior officers if their employment terminates as a result of a change of control of Associated. As of December 31, 2010, the NEOs (with the exception of Mr. Flynn and Mr. Sander) and 18 other senior officers are currently designated to participate under the Change of Control Plan, and prior to a Change of Control, the CEO is authorized to designate additional participating senior officers. All of the NEOs participated in the Change of Control Plan in 2010. See “Executive Compensation — Compensation Discussion and Analysis, Change of Control Plan”.

The Interim Final Rule on TARP Standards for Compensation and Corporate Governance, issued by the UST in June 2009, prohibits Associated from making any golden parachute payments (as defined in the Interim Final Rule) to any of the SEOs and the next five most highly compensated employees of Associated during the period beginning on November 21, 2008, and ending on the last date upon which any obligation arising from the receipt of TARP funds remains outstanding (disregarding any warrants to purchase common stock of Associated that UST may hold (the “TARP Period”). The Interim Final Rule generally prohibits Associated from providing tax gross-ups (as defined in the Interim Final Rule), or a right to a payment of such a gross-up at a future date, to any of the SEOs and the next twenty most highly compensated employees of Associated during the TARP Period. The following is a summary of estimated maximum payments the NEOs would receive in the event of separation from employment triggering benefits under the Change of Control Plan at December 31, 2010, assuming such payments were permitted. The exercise prices of options held by NEOs exceeded the closing price of Associated common stock at December 31, 2010.

Medical,
Dental,
Life
			Insurance		Retirement Plan
			Benefits		Contributions,
		Total Salary	for the		Including the
	Duration of	Continuation	Duration of	Accrued	RAP, 401(k)	Incentive	Outplacement
	Payments	Benefit(1)	Payments(2)	Vacation(3)	and SERP	Bonus	Benefit	Total(4)

Phillip B. Flynn(5)	—	$—	$—	$—	$—	$—	$—	$—
Joseph B. Selner	2 Years	745,200	32,280	41,559	89,424	558,900	20,000	1,487,363
Mark G. Sander(6)	—	—	—	—	—	—	—	—
Mark J. McMullen	2 Years	755,550	31,349	42,136	90,666	566,663	20,000	1,506,364
Scott S. Hickey	2 Years	724,500	31,349	40,405	86,940	543,375	20,000	1,446,569

(1)	Based on base salary at December 31, 2010.

(2)	Based on program costs at December 31, 2010.

(3)	Maximum unused vacation accrual allowed by Company policy.

(4)	The Change of Control Plan also provides for (a) payment of legal fees and expenses, if any, incurred as a result of a termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment or in seeking to obtain or enforce any right or benefit provided by the Change of Control Plan), and (b) in the event the participant is subject to the excise tax imposed by Section 4999 of the Code, a payment in an amount that will place the participant in the same after-tax economic position that the Participant would have enjoyed if the excise tax had not applied to the payment(s) provided under the Change of Control Plan.

(5)	Mr. Flynn’s employment agreement does not include participation in the Change of Control Plan.

(6)	Mr. Sander’s terms of employment do not include participation in the Change of Control Plan.

DIRECTOR COMPENSATION

The 2011 compensation for non-employee directors of Associated, which remained unchanged from 2010, was approved by the Board on January 25, 2011 and is comprised of:

•	$30,000 annual retainer

•	$100,000 additional retainer for the non-executive Chairman

•	$8,500 additional retainer for the Audit Committee Chair

•	$5,750 additional retainer for the Chairs of the Compensation and Benefits Committee, Corporate Governance Committee, Nominating and Search Committee, Risk and Credit Committee, and Wealth Management and Trust Committee

•	$1,750 Board meeting fee

•	$1,750 Audit Committee meeting fee

•	$1,250 Compensation and Benefits Committee, Corporate Governance Committee, Nominating and Search Committee, Corporate Development Committee, Risk and Credit Committee, and Wealth Management and Trust Committee meeting fee

•	Directors’ Deferred Compensation Plan contribution of $40,000 (invested in an account valued based on the trading price of Associated common stock)

Directors’ Deferred Compensation Plan

Through its acquisition of other banks and bank holding companies, Associated Banc-Corp became the sponsor of several plans to which the directors of the acquired organizations had deferred their director compensation. To simplify ongoing administration, Associated Banc-Corp established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999.

Each year, Associated Banc-Corp makes a monetary contribution into the Directors’ Deferred Compensation Plan for each non-employee director. That contribution must be invested in an account in which the account balance is based on the trading price of Associated common stock.

Directors may also defer any or all of their board fees, including retainers, as well as committee and board meeting fees. Earnings are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish.

Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2010

					Change in
					Pension
	Fees				Value and
	Earned				Non-Qualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)

John F. Bergstrom	$1,750	$0	$0	$0	$0	$0	$1,750
Ruth M. Crowley	110,839	0	0	0	0	0	110,839
Ronald R. Harder	131,169	0	0	0	0	0	131,169
William R. Hutchinson	225,169	49,999 (2)	0	0	0	0	275,168
Eileen A. Kamerick	138,919	0	0	0	0	0	138,919
Richard T. Lommen	113,044	0	0	0	0	0	113,044
John C. Meng(3)	76,464	0	0	0	0	0	76,464
J. Douglas Quick	119,214	0	0	0	0	0	119,214
Carlos E. Santiago(4)	7,500	0	0	0	0	0	7,500
John C. Seramur	121,941	0	0	0	0	0	121,941
Karen T. Van Lith	123,419	0	0	0	0	0	123,419

(1)	Includes $40,000 contribution to the Director’s Deferred Compensation Plan, except with respect to Mr. Bergstrom, who was appointed to the Board effective December 2, 2010.

(2)	Reflects the aggregate grant date fair value of a one-time award of fully vested restricted stock units, payable solely in shares of common stock of Associated following the date Mr. Hutchinson ceases to serve as a director, which were issued in recognition of Mr. Hutchinson’s service as a lead director during 2009. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	Mr. Meng retired from the Board on July 26, 2010.

(4)	Mr. Santiago did not stand for re-election to the Board at the 2010 Annual Meeting of Shareholders held on April 28, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission, NASDAQ, and Associated (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated, and upon written representations of directors and executive officers that no other reports were required, with respect to the fiscal year ended December 31, 2010, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that David Baumgarten reported late on a Form 5 one open market sale which occurred following the date he ceased being a Section 16 Officer of Associated.

RELATED PERSON TRANSACTIONS

Officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2010. Additional transactions of this type may be expected to take place in the ordinary course of business in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loan transactions with other unrelated persons and, in management’s opinion did not involve more than a normal risk of collectibility or present other unfavorable features. At December 31, 2010, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $51 million, which represented approximately 2% of consolidated stockholders’ equity.

Prior to the consummation of the merger of First Federal Capital Corp (“First Federal”) with Associated in October 2004, Mr. Lommen served as a non-employee director of First Federal. Mr. Lommen receives annual payments of $8,800 for 10 years under the First Federal Director Emeritus Program that began in the fourth quarter of 2004.

Associated has agreed to indemnify Mr. Lommen to the fullest extent permitted by First Federal’s Articles of Incorporation, Bylaws, or Wisconsin law and to acquire directors’ and officers’ liability insurance for a period of six years following the effective time of the merger with respect to matters arising out of his position as a director of First Federal.

Related Party Transaction Policies and Procedures

We have adopted written Related Party Transaction Policies and Procedures that set forth Associated’s policies and procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy only, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions, including transactions involving compensation for services provided to Associated as a director or executive officer by a related party, are not covered by this policy. A related party is any executive officer, director, nominee for election as director or a greater than 5% shareholder of Associated, including an “immediate family member” of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves the entry into the interested transaction. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NASDAQ corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Corporate Governance.” Associated’s Board has also determined that three of the members of the Audit Committee, Mr. Hutchinson, Ms. Kamerick and Ms. Van Lith are “audit committee financial experts,” based upon education and work experience. Associated believes Ms. Van Lith qualifies as an “audit committee financial expert” based upon the fact that she was a Certified Public Accountant and upon her experience as an auditor for Deloitte, Haskins & Sells from 1982 to 1984; as the person responsible for external financial reporting for Deluxe Corp. from 1984 to 1995; and as Chief Financial Officer for Gelco Information Network from 1999 to 2000. Associated believes Mr. Hutchinson qualifies as an “audit committee financial expert” based upon his experience as Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001; and Vice President, Financial Operations, Treasurer, Controller, and Vice President —

Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 to 1999. Associated believes Ms. Kamerick qualifies as an “audit committee financial expert” based upon her experience as Managing Director and Chief Executive Officer of Houlihan Lokey since May 2010, Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation from August 2008 until May 2010; Executive Vice President and Chief Financial Officer of BearingPoint, Inc. from May 2008 to June 2008; Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick & Struggles International, Inc., from June 2004 to May 2008; Executive Vice President and CFO of Bcom3 Group, Inc., parent company of Leo Burnett and Starcom Media from August 2001 to January 2003; and Executive Vice President and CFO of United Stationers from 2000 to 2001.

Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2010 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 “The Auditor’s Communication With Those Charged With Governance”, (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in Associated’s Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald R. Harder,	William R. Hutchinson,	Eileen A. Kamerick,	Karen T. Van Lith,
Chairman	Member	Member	Member

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2

APPROVAL OF AN ADVISORY (NON-BINDING)
PROPOSAL ON EXECUTIVE COMPENSATION

As a participant in the TARP Capital Purchase Program, we are required under the American Recovery and Reinvestment Act of 2009 to include in this Proxy Statement and present at the shareholders meeting an annual non-binding shareholder vote to approve the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC. The proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to approve, in a non-binding vote, the compensation of our executives as disclosed in this proxy statement through the following resolution:

“Resolved, that the shareholders approve the compensation of the executives of Associated Banc-Corp, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables and any related material).”

The Board of Directors believes that, through its restructuring of compensation to comply with TARP-mandated compensation restrictions and its voluntarily imposed restrictions on the transfer of salary shares, it has successfully aligned the executive team’s opportunities for compensation with wealth creation for its long-term shareholders. If Associated’s stock fails to create shareholder value over the vesting period of the restricted stock and retention period of the salary shares, the value of the executive’s compensation and accumulated wealth will decline proportionately.

Associated’s CEO, who joined Associated in December 2009, has been responsible for leading Associated to significant accomplishments in 2010, as summarized under “Executive Compensation — Overview of Associated’s 2010 Performance and Compensation Methodology.” Through his leadership, Associated’s executive team has implemented initiatives to realign Associated’s businesses to pursue the opportunities that it believes will arise as the economic environment in Associated’s markets improves.

The CEO’s compensation arrangement was structured to provide a compelling compensation opportunity to induce him to leave a career of over 29 years with a larger financial institution not subject to TARP compensation restrictions and to forfeit substantial deferred compensation upon his separation. The CEO’s compensation arrangement, as well as those of the other NEOs, have been structured and reviewed annually against the analysis of compensation levels of peer financial institutions, several of which were not or are no longer subject to TARP compensation restrictions, as well as broader market compensation surveys compiled by the Board of Directors’ compensation consultants.

Your vote will not be binding on Associated’s Board of Directors. However, Associated’s Compensation and Benefits Committee plans to consider the outcome of the vote in its compensation determinations for our executives. Associated included this Say-on-Pay proposal in the proxy statements for the annual meetings of shareholders held in 2009 and 2010, and received a majority of votes cast in favor of this proposal in each year.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the approval of an advisory (non-binding) proposal on the compensation of the executives of Associated Banc-Corp, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast is voted FOR this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2011. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2010. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted FOR this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted FOR Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2009 and 2010, and fees billed for other services rendered by KPMG LLP.

	2009	2010

Audit Fees(1)	$894,200	$775,000
Audit-Related Fees(2)	265,700	335,800
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,159,900	$1,110,800

(1)	Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries, employee benefit plans, and common trust funds.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.

During 2010, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

Recommendation of the Board of Directors

The Board recommends that shareholders vote FOR the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2011.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, gives the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 24, 2012, must be received by Associated at its executive offices no later than November 10, 2011. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below.

A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 24, 2012, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 24, 2012. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 25, 2012, and no later than February 9, 2012. If notice is received before January 25, 2012, or after February 9, 2012, it will be considered untimely, and Associated will not be required to present such proposal at the April 24, 2012 Annual Meeting.

By Order of the Board of Directors,

Brian R. Bodager
Executive Vice President
Chief Administrative Officer
General Counsel & Corporate Secretary
Green Bay, Wisconsin
March 9, 2011

ANNUAL MEETING OF ASSOCIATED BANC-CORP

Date:	April 26, 2011
Time:	11:00 A.M. (Central Time)
Place:	Fort Howard Theater – Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin.
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors recommends that you vote FOR the following:

1:	Election of Directors				Directors Recommend
		For		Withhold	â
	01 John F. Bergstrom	☐		☐	For
	02 Ruth M. Crowley	☐		☐	For
	03 Philip B. Flynn	☐		☐	For
	04 Ronald R. Harder	☐		☐	For
	05 William R. Hutchinson	☐		☐	For
	06 Robert A. Jeffe	☐		☐	For
	07 Eileen A. Kamerick	☐		☐	For
	08 Richard T. Lommen	☐		☐	For
	09 J. Douglas Quick	☐		☐	For
	10 John C. Seramur	☐		☐	For
	11 Karen T. Van Lith	☐		☐	For

		For	Against	Abstain
2:	The approval of an advisory (non-binding) proposal on executive compensation.	☐	☐	☐	For

3:	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2011.	☐	☐	☐	For

4:	To consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Annual Meeting of Associated Banc-Corp
to be held on Tuesday, April 26, 2011
for Holders as of March 02, 2011
This proxy is being solicited on behalf of the Board of Directors

VOTED BY:
INTERNET		TELEPHONE

Go To		866-390-6276
www.proxydocs.com/asbc		• Use any touch-tone telephone.
• Cast your vote online.	OR	• Have your Proxy Card/Voting Instruction Form ready.
• View Proxy Materials.		• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.
The undersigned hereby appoints Kristi A. Hayek and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.
All votes must be received by 11:59 P.M., Eastern Time, April 25, 2011.
All votes for 401(k) participants must be received by 11:59 P.M., Eastern Time, April 24, 2011.

PROXY TABULATOR FOR ASSOCIATED BANC-CORP P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 26, 2011, at the Fort Howard Theater – Bemis Center, St. Norbert College, 100 Grant Street, De Pere, Wisconsin. Associated’s Wealth Management professionals will present an economic/investment update beginning at 10:00 a.m.
Proxy — Associated Banc-Corp
Proxy/Voting Instructions Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on April 26, 2011.
The undersigned hereby appoints Kristi A. Hayek and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
1.	The election of eleven Directors: John F. Bergstrom, Ruth M. Crowley, Philip B. Flynn, Ronald R. Harder, William R. Hutchinson, Robert A. Jeffe, Eileen A. Kamerick, Richard T. Lommen, J. Douglas Quick, John C. Seramur, Karen T. Van Lith.
2.	The approval of an advisory (non-binding) proposal on executive compensation.
3.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2011.
4.	To consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.